Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated April 6, 2018 with respect to the consolidated financial statements of Procaccianti Hotel REIT, Inc., our report dated June 15, 2018 with respect to the consolidated financial statements of Procaccianti Convertible Fund, LLC, and our report dated June 15, 2018 with respect to the financial statements of Bayboro Hoteliers, LLC in Pre-Effective Amendment No. 2 to the Registration Statement (Form S-11 No. 333-217578) and related Prospectus of Procaccianti Hotel REIT, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Boston, Massachusetts
June 15, 2018